EXHIBIT 3.21

CERTIFICATE OF FORMATION

OF

ICG BECKLEY, LLC

This Certificate of Formation of ICG BECKLEY, LLC (the “Company”) has been duly executed and is being duly filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time.

FIRST: The name of the limited liability company is ICG Beckley, LLC.

SECOND: The name and address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned, being an authorized individual of the Company, has duly executed this Certificate of Formation as of this 19th day of December, 2005.

/s/ William D. Campbell
William D. Campbell
Authorized Person